Exhibit 99.2

TREE.COM ADDS NEW MORTGAGE WAREHOUSE LINE

CHARLOTTE, N.C., October 30, 2009 — Tree.com, Inc. (NASDAQ: TREE) today announced that it has added a new $75mm mortgage warehouse line at its LendingTree Loans mortgage operation in Irvine, CA.   The new facility is made available by Chase Mortgage Warehouse Finance (a unit of JPMorgan Chase Bank, N.A.), has a term running through October 29, 2010, is available for funding newly originated Agency and FHA loans and has customary financial covenants.

Douglas Lebda, Tree.com’s Chairman and CEO stated:  “This is a great nod of support for Home Loan Center’s financial strength and gives us added capacity and flexibility as one of our current $50mm lines reaches the end of its term in December.    We are very pleased to be working with an outstanding institution such as Chase in this very critical area of our business.”

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree®, LendingTree Loans sm, GetSmart®, Home Loan Center, RealEstate.com, iNest®, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com